Exhibit 99.1

Microvast Reports Third Quarter 2021 Results

– Revenue Growth of 20% over Q3 2020 –

– Reaffirms 2021 Revenue Outlook –

– Completed Public Listing in July 2021, Raised $708 million in Net Proceeds –

STAFFORD, TX., November 15, 2021 – Microvast Holdings, Inc. (NASDAQ:MVST) (“Microvast” or the “Company”), a technology innovator that designs, develops and manufactures lithium-ion battery solutions, today announced consolidated financial results for the third quarter ended September 30, 2021 (“Q3 2021”). During Q3 2021, Microvast successfully completed a business combination with Tuscan Holdings Corp. (the “business combination”) on July 23, 2021.

“As an established battery technology company with proven products and a robust pipeline of new technologies, we are excited by the industry demand and validation of our battery solutions. I am pleased to report that we have won several new multi-year contracts with leading OEMs, driving substantial growth in forecasted contracted revenue since the business combination was announced in February 2021. Furthermore, as part of our continuing mission to develop disruptive battery technology and advance a greener, more electric future, we expect to announce two new products in the first quarter of 2022. These products will complement our existing portfolio of battery solutions with industry leading charging times, extended life cycles, and enhanced safety performance,” said Yang Wu, Microvast’s President and Chief Executive Officer.

“The successful business combination was an important milestone, accelerating our ability to develop and commercialize disruptive battery technologies that we believe will revolutionize transportation. Localized production near our current and prospective customers across Europe and North America will be crucial to our success and our capacity expansion plans remain on track following the business combination. While we have continued to face multiple challenges on macroeconomic and industry levels, we remain excited by the overall industry outlook and the opportunities for our battery solutions,” Mr. Wu added.

Results for Q3 2021

Revenue was $36.9 million for Q3 2021, compared to $30.8 million for the quarter ended September 30, 2020 (“Q3 2020”), an increase of 20%, driven by the increase in sales of battery products to new and existing customers.

Gross loss was $35.9 million in Q3 2021, compared to gross profit of $3.7 million in Q3 2020. The change was largely due to a $34.1 million one-time product warranty accrual and a $6.6 million inventory write-down (both primarily related to certain legacy products), increased raw material prices and a $2.3 million share-based compensation expense accrued following the business combination.

Operating expenses in Q3 2021 were $78.0 million compared to $12.7 million in Q3 2020. The change in operating expenses was largely due to a $56.0 million share-based compensation expense accrued following the business combination as well as increased headcount to support the Company’s planned growth initiatives and other expenses related to operating as a public company.

Net loss was $116.5 million in Q3 2021 compared to net loss of $10.1 million in Q3 2020. The change was primarily due to the reduction in gross profit and higher operating expenses as described above.

As a result of the successful business combination, Microvast ended Q3 2021 with approximately $612.5 million in cash, cash equivalents and restricted cash.

The Company’s backlog on September 30, 2021 was $52.7 million.

Full Year 2021 Outlook

Based on current business conditions, business trends and other factors, Microvast is reaffirming its previous revenue outlook, and expects revenue for the year ending December 31, 2021 to be in the range of $145 million to $155 million.

Based on equipment delivery schedules and scheduling during the upcoming holiday season, the Company expects some of its previously planned 2021 capital expenditures to move into early 2022. Total capital expenditures for the year ending December 31, 2021 are now expected to be in the range of $120 million to $150 million.

Webcast Information

Company management will host a webcast on November 15, 2021, at 5:00 p.m. Central Time, to discuss the Company's financial results. The webcast will be accessible from the Events & Presentations tab of Microvast’s investor relations website (https://ir.microvast.com/events-presentations/events). A replay will be available following the conclusion of the event. Investment community professionals interested in participating in the live Q&A session may join the call by dialing +1 (631) 891-4304.

About Microvast

Microvast is a technology innovator that designs, develops and manufactures lithium-ion battery solutions. Microvast is renowned for its cutting-edge cell technology and its vertical integration capabilities which extend from core battery chemistry (cathode, anode, electrolyte, and separator) to modules and packs. By integrating the process from raw material to system assembly, Microvast has developed a family of products covering a breadth of market applications, including electric vehicles, energy storage and battery components. Microvast was founded in 2006 and is headquartered near Houston, Texas. For more information, please visit www.microvast.com or follow us on LinkedIn or Twitter (@microvast).

Contact:

Sarah Alexander

ir@microvast.com

(346) 309-2562

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “guidance,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding Microvast’s industry and market sizes, future opportunities for Microvast and Microvast’s estimated future results. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) a delay or failure to realize the expected benefits from the business combination; (2) the impact of the ongoing COVID-19 pandemic; (3) changes in the highly competitive market in which Microvast competes, including with respect to its hiring abilities, competitive landscape, technology evolution or regulatory changes; (4) changes in the markets that Microvast targets; (5) risk that Microvast may not be able to execute its growth strategies or achieve profitability; (6) the risk that Microvast is unable to secure or protect its intellectual property; (7) the risk that Microvast’s customers or third-party suppliers are unable to meet their obligations fully or in a timely manner; (8) the risk that Microvast’s customers will adjust, cancel, or suspend their orders for Microvast’s products; (9) the risk that Microvast will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (10) the risk of product liability or regulatory lawsuits or proceedings relating to Microvast’s products or services; (11) the risk that Microvast may not be able to develop and maintain effective internal controls; (12) the outcome of any legal proceedings that may be instituted against Microvast or any of its directors or officers; and (13) risks of operations in the People’s Republic of China.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about Microvast or the date of such information in the case of information from persons other than Microvast, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding Microvast’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part.

MICROVAST HOLDINGS, INC.

SELECTED UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

	December 31, 2020	September 30, 2021
Assets
Current assets:
Cash and cash equivalents	$21,496	$572,609
Restricted cash	19,700	39,900
Accounts receivable (net of allowance for doubtful accounts of $5,047 and $4,796 as of December 31, 2020 and September 30, 2021, respectively)	76,298	67,243
Notes receivable	20,839	10,260
Inventories, net	44,968	47,820
Prepaid expenses and other current assets	6,022	12,964
Amount due from related parties	-	128
Total Current Assets	189,323	750,924
Property, plant and equipment, net	198,017	222,771
Land use rights, net	14,001	13,935
Acquired intangible assets, net	2,279	2,024
Other non-current assets	890	702
Total Assets	$404,510	$990,356

Liabilities
Current liabilities:
Accounts payable	$42,007	$36,557
Advance from customers	2,446	2,343
Accrued expenses and other current liabilities	60,628	48,065
Income tax payables	664	665
Short-term bank borrowings	12,184	22,851
Notes payable	35,782	43,131
Bonds payable	29,915	-
Total Current Liabilities	183,626	153,612
Deposit liability for series B2 convertible preferred shares (“Series B2 Preferred”)	21,792	-
Long-term bonds payable	73,147	73,147
Warrant liability	-	2,461
Share-based compensation liability	-	8,841
Other non-current liabilities	110,597	35,511
Total Liabilities	$389,162	$273,572
Total Mezzanine Equity	$399,950	$-
Total Shareholders’ (Deficit)/Equity	(384,602)	716,784
Total Liabilities, Mezzanine Equity and Shareholders’ Equity	$404,510	$990,356

MICROVAST HOLDINGS, INC.

SELECTED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2021	2020	2021
Revenues	$30,753	$36,894	$59,400	$85,204
Cost of revenues	(27,075)	(72,779)	(50,950)	(129,100)
Gross profit/(loss)	3,678	(35,885)	8,450	(43,896)
Operating expenses:
General and administrative expenses	(4,721)	(57,058)	(12,670)	(67,810)
Research and development expenses	(4,558)	(13,518)	(12,518)	(23,199)
Selling and marketing expenses	(3,456)	(7,380)	(9,464)	(14,242)
Total operating expenses	(12,735)	(77,956)	(34,652)	(105,251)
Subsidy income	(39)	545	802	2,676
Loss from operations	(9,096)	(113,296)	(25,400)	(146,471)
Other income and expenses:
Interest income	66	97	502	304
Interest expense	(1,397)	(1,247)	(4,234)	(4,630)
Loss on changes in fair value of convertible notes	-	(3,018)	-	(9,861)
Gain on change in fair value of warrant liability	-	1,113	-	1,113
Other income (expense), net	68	(19)	63	25
Loss before provision for income taxes	(10,359)	(116,370)	(29,069)	(159,520)
Income tax benefit (expense)	270	(106)	(5)	(324)
Net loss	$(10,089)	$(116,476)	$(29,074)	$(159,844)
Less: Accretion of Series C1 Preferred	975	251	2,923	2,257
Less: Accretion of Series C2 Preferred	2,216	570	6,650	5,132
Less: Accretion of Series D1 Preferred	4,662	1,190	13,986	10,708
Less: Accretion for noncontrolling interests	4,002	1,516	11,924	9,523
Net loss attributable to ordinary shareholders of Microvast Holdings, Inc.	$(21,944)	$(120,003)	$(64,557)	$(187,464)
Net loss per share attributable to ordinary shareholders of Microvast Holdings, Inc.
Basic and diluted	$(0.22)	$(0.49)	$(0.65)	$(1.27)
Weighted average shares used in calculating net loss per ordinary share
Basic and diluted	99,028,297	243,861,780	99,028,297	147,836,650

MICROVAST HOLDINGS, INC.

SELECTED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

	Nine Months Ended September 30,
	2020	2021
Cash flows from operating activities
Net loss	$(29,074)	$(159,844)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on disposal of property, plant and equipment	205	6
Depreciation of property, plant and equipment	11,384	14,398
Amortization of land use right and intangible assets	529	499
Share-based compensation	-	58,290
Changes in fair value of warrant liability	-	(1,113)
Changes in fair value of convertible notes	-	9,861
(Reversal) allowance of doubtful accounts	(861)	261
Provision for obsolete inventories	1,326	12,667
Impairment loss from property, plant and equipment	645	867
Product warranty	2,468	44,610
Changes in operating assets and liabilities:
Notes receivable	10,630	10,782
Accounts receivable	11,782	9,425
Inventories	6,021	(15,127)
Prepaid expenses and other current assets	(625)	(6,874)
Amount due from/to related parties	1,859	(128)
Other non-current assets	(154)	52
Notes payable	(8,612)	6,868
Accounts payable	(2,545)	(5,944)
Advance from customers	(1,165)	(130)
Accrued expenses and other liabilities	1,981	(6,371)
Other non-current liabilities	-	2,292
Income tax payables	5	-
Net cash generated from/(used in) operating activities	5,799	(24,653)

Cash flows from investing activities
Purchases of property, plant and equipment	(15,375)	(40,718)
Proceeds on disposal of property, plant and equipment	6	-
Purchase of short-term investments	(2,002)	-
Proceeds from maturity of short-term investments	2,946	-
Net cash used in investing activities	(14,425)	(40,718)

Cash flows from financing activities
Proceeds from borrowings	15,230	26,603
Repayment of bank borrowings	(17,590)	(15,665)
Loans borrowing from related parties	18,063	8,426
Repayment of related party loans	(18,063)	(8,426)
Merger and Private Investment in Public Equity (“PIPE”) financing	-	747,791
Payment for transaction fee in connection with the merger transaction	-	(42,821)
Repurchase shares from exited noncontrolling interests	-	(139,038)
Issuance of convertible notes	-	57,500

Net cash (used in)/generated from financing activities	(2,360)	634,370
Effect of exchange rate changes	534	2,314
(Decrease) Increase in cash, cash equivalents and restricted cash	(10,452)	571,313
Cash, cash equivalents and restricted cash at beginning of the period	41,784	41,196
Cash, cash equivalents and restricted cash at end of the period	$31,332	$612,509